Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751
RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 3 DATED MARCH 1, 2019
TO THE PROSPECTUS DATED APRIL 16, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2018, as supplemented by Supplement No. 1 dated January 16, 2019 and Supplement No. 2 dated February 4, 2019. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A, Class I and Class T shares for the month of February 2019.
Historical NAV per Share

The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of February 2019:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
February 1, 2019	$14.19	$14.29	$14.22
February 4, 2019	$14.20	$14.30	$14.23
February 5, 2019	$14.21	$14.30	$14.24
February 6, 2019	$14.20	$14.29	$14.23
February 7, 2019	$14.22	$14.31	$14.25
February 8, 2019	$14.22	$14.31	$14.25
February 11, 2019	$14.22	$14.31	$14.25
February 12, 2019	$14.20	$14.30	$14.23
February 13, 2019	$14.21	$14.30	$14.24
February 14, 2019	$14.21	$14.30	$14.24
February 15, 2019	$14.22	$14.31	$14.25
February 19, 2019	$14.22	$14.31	$14.25
February 20, 2019	$14.20	$14.30	$14.23
February 21, 2019	$14.20	$14.29	$14.23
February 22, 2019	$14.21	$14.30	$14.24
February 25, 2019	$14.20	$14.29	$14.23
February 26, 2019	$14.20	$14.29	$14.23
February 27, 2019	$14.19	$14.28	$14.22
February 28, 2019	$14.19	$14.28	$14.22
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.